Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Brag House Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	(1)	Other	162,964,288	$0.6126	$99,831,923.04	0.0001381	$13,786.79

Total Offering Amounts:							$99,831,923.04		13,786.79
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$13,786.79

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Offering Note(s)

(1)	The shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”) will be offered for resale by the Selling Securityholder pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of Common Stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of Common Stock being registered pursuant to this registration statement.

This registration statement registers the resale of up to: (i) 10,173,881 shares of Common Stock issuable pursuant to exercises of a warrant to purchase shares of Common Stock issued to the Selling Securityholder; (ii) up to 137,362,637 shares of Common Stock (based on an assumed price of $0.7280 per share equal to 97% of the closing price of the Common Stock on the Nasdaq Capital Market on December 5, 2025 of $0.7505) that we may, in our discretion, elect to issue and sell to the Selling Securityholder, from time to time after the date of this prospectus, pursuant to an equity purchase agreement by and among the Registrant, House of Doge Inc., and the Selling Securityholder on December 4, 2025; and (iii) up to 15,427,770 shares of Common Stock issuable upon the conversion of a convertible promissory note held by the Selling Securityholder.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the Common Stock as reported on the Nasdaq Capital Market on December 19, 2025.